 AGREEMENT

This agreement is by and between J-Pacific Gold Inc., a registered corporation in British Columbia, Canada (J-Pacific) and Joseph Anthony Kizis, of Reno, Nevada (Kizis).

1. Kizis represents that he is the sole owner of ten (10) unpatented mining claims (The Property) located in Lander County, Nevada as described in Exhibit A attached to this document, and that the claims are in good standing with no liens or obligations outstanding against them.

2. In return for $1.00 and other good and valuable consideration, Kizis grants to J- Pacific a mining lease with option to purchase on all of his interest in The Property under the following terms and conditions:

A. All dollar amounts are in US dollars.

B. Royalty: Kizis retains a 3% NSR royalty interest in The Property.
1) Kizis grants to J-Pacific an option to purchase up to two (2) percentage points of the NSR royalty for $1,000,000 per percentage point.
2) Federal and State royalties, if any, shall be deducted from the retained NSR royalty.
3) Advanced minimum royalty (AMR) payments: J-Pacific shall pay AMR payments to Kizis, which are cumulatively deductible from any production royalties due, under the following schedule:
a. $5.000 upon signing.
b. $5,000 at the beginning of year 2, due on or before the anniversary date.
c. $5,000 at the beginning of year 3, due on or before the anniversary date.
d. $20,000 at the beginning of year 4, due on or before the anniversary date.
e. $25,000 at the beginning of year 5 and at the beginning of each year thereafter, due on or before the respective anniversary dates.

C. Mining Lease term: 10 years, renewable for additional 10-year terms with written notice from J-Pacific.

D. Option to purchase: At any time following the total expenditure of $500,000, J- Pacific may, by notifying Kizis and paying $20,000, exercise it's option to purchase 100% of The Property subject to the NSR Royalty and AMR payments described above.

E. Area of Interest: An Area of Interest, subject to the 3% NSR royalty described above, shall extend to all unpatented mining claims acquired by J-Pacific within one mile of the boundaries of The Property, excluding lands held by others.

F. Claim Maintenance: All filings and fees to maintain The Property will be the responsibility of J-Pacific, with copies to Kizis at least 30 days prior to due date or Kizis will have the option to make those filings and J-Pacific will reimburse Kizis twice the amount of the actual fees paid by Kizis.

G. Termination:
1) J-Pacific may terminate this agreement at any time by providing written notice to Kizis and paying all fees, if any, due during the ninety (90) days following the date of the written notice.
2) Upon termination, J-Pacific shall deliver to Kizis a quit claim deed granting to Kizis all of J-Pacific's interest in any unpatented mining claims located by J- Pacific within the Area of Interest as defined in Paragraph E above.

H. Data: Upon termination J-Pacific shall provide Kizis all cores, cuttings, samples and all factual data it has generated.

I. Company will be responsible for all environmental damages caused by it and will indemnify Kizis for these environmental damages.

J All terms will be binding upon the assigns, heirs, and successors of each party.

K. The parties to this agreement shall work diligently to conclude a formal Mining Lease with Option to Purchase Agreement as soon as practicable.